Exhibit 99.1

STEMCELLS, INC. REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS AND

PROVIDES BUSINESS UPDATE

NEWARK, CA (March 13, 2012) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the fourth quarter and year ended December 31, 2011 and provided a business update.

“The StemCells team made significant progress in 2011 with regard to two critical goals for the Company, namely accelerating and broadening our HuCNS-SC neural stem cell clinical trial agenda for diseases of, and injuries to, the central nervous system, while at the same time reducing our operating cash burn. We are now uniquely positioned as the only stem cell company pursuing clinical trials for disorders of all three organs of the CNS, the brain, spinal cord and eye, ” said Martin McGlynn, President and CEO of StemCells, Inc. “We have strong preclinical data underlying all our clinical trials, much of which has already been published in peer-reviewed journals, but we realize that the true test of our proprietary cell-based technology will be in the clinic. In this regard, I am pleased to confirm StemCells remains on track to report safety and efficacy data from our recently completed Phase I Pelizeaus-Merzbacher disease trial at the European Leukodystrophy Association meeting to be held in Paris, March 31-April 1. We are confident that executing our clinical trial agenda, while controlling our cash burn, is the best way to build lasting shareholder value. ”

Fourth Quarter and Recent Business Highlights

Therapeutic Product Development

•

In February 2011, the fourth and final patient in our Phase I clinical trial in Pelizaeus-Merzbacher Disease, was enrolled and transplanted with our proprietary HuCNS-SC® cells (purified human neural stem cells). This trial, which is being conducted at UCSF Benioff Children’s Hospital, is the first to evaluate neural stem cells as a potential treatment for a myelination disorder.

•

In March 2011, we initiated a Phase I/II clinical trial of our HuCNS-SC human neural stem cells in chronic spinal cord injury. The trial is expected to enroll a total of 12 patients who are three to 12 months post-injury, and will include patients with both complete and incomplete injuries as classified by the American Spinal Injury Association Impairment Scale (AIS). The trial was authorized by Swissmedic and is being conducted at the Balgrist University Hospital, University of Zurich, a world leading medical center for spinal cord injury and rehabilitation.

•

In April 2011, we entered into a collaboration with Frank LaFerla, Ph.D., a world renowned leader in Alzheimer’s disease research, to study the therapeutic potential of our HuCNS-SC cells in Alzheimer’s disease. Dr. LaFerla’s published research has shown that mouse neural stem cells enhance memory in a mouse model of Alzheimer’s disease, and the goal of our collaboration is to replicate these results using our human neural stem cells.

•

In June 2011, at the International Society for Stem Cell Research (ISSCR) 9th Annual Meeting, we presented evidence of engraftment, migration and the long-term survival of our HuCNS-SC cells following transplantation into patients with a severe neurological disorder. Importantly, the results show that the cells can persist following the cessation of immunosuppression. The data support our premise regarding the viability and utility of neural stem cell therapy as a potential treatment for a wide range of CNS disorders.

•

In September 2011, the first patient in our Phase I/II clinical trial in chronic spinal cord injury was enrolled and successfully transplanted with our HuCNS-SC cells. This landmark clinical trial has a unique design, in which patients with progressively decreasing severity of injury will be treated in three sequential cohorts. The first patient has an injury classified as AIS A, with complete loss of sensation and mobility from the waist down.

•

In November 2011, we reported that an interim review of one patient’s MRIs from our Phase I PMD trial showed changes consistent with the development of new myelin in the regions in which the HuCNS-SC cells were transplanted, and that the safety data suggest the procedure and cells have been well tolerated.

•

In December 2011, we successfully completed the enrollment and dosing of the first cohort of patients in our Phase I/II clinical trial in chronic spinal cord injury. The first cohort of patients all have spinal cord injury classified as AIS A, the most severe level. We also announced that enrollment for the remainder of the trial, which will include patients classified as AIS B and AIS C, would be open to patients living in the United States and Canada.

•

In January 2012, we published preclinical data demonstrating that our HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. Moreover, the number of cone photoreceptors, which are responsible for central vision, remained constant over an extended period. The preclinical results are highly relevant to human disorders of vision loss, the most notable of which is dry age-related macular degeneration (AMD). The data was featured as the cover article in the February 2012 issue of the international peer-reviewed European Journal of Neuroscience.

•

In January 2012, the U.S. Food and Drug Administration (FDA) authorized the initiation of a Phase I/II clinical trial of our HuCNS-SC cells in dry AMD, the most common form of AMD. AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease. There are no approved treatments for dry AMD.

•

In February 2012, the fourth and final patient in our Phase I PMD trial completed the twelve-month follow up and evaluations required by the trial protocol. Results of the trial will be reported at the European Leukodystrophy Association meeting to be held in Paris, France, March 31-April 1, 2012.

Tools and Technologies Programs

•	In January 2011, we launched STEM24™ and STEM133®, two new antibody reagents that have utility for the isolation and detection of a range of different human cell types.

•

In March 2011, we launched nine new products and three related kits to facilitate stem cell research. This new line of purified nucleic acid and protein stem cell lysate products enable stem cell researchers to more accurately test and validate stem cell lines and associated genes and gene products. These new reagents are serum-free and are produced by purification of the DNA, RNA or protein content of the lysates of homogenous mouse stem cell lines.

•

Also in March 2011, we launched three new cell culture supplements for the derivation, culture and differentiation of human and mouse embryonic stem cells, induced pluripotent stem cells, and tissue-derived neural stem cells. These new supplements provide researchers with additional choices to use either a defined, serum-free, or a defined, serum-free and animal component-free version of culture supplements that are considered to be fundamental reagents for stem cell research.

•

In July 2011, a collaborative study was published which used commercially available SC Proven serum-free cell culture media for the reproducible and robust production of large numbers of genetically stable, self-renewing cells that retain true multi-potent biological function over extended culture periods. This work overcame a key hurdle to the use of non-immortalized cells for regenerative medicine. The paper was published in a special edition of Neurochemistry International dedicated to “The Potential of Stem Cells for 21st Century Neuroscience.”

Other Business Activities

•

In January 2011, we sold 1,000,000 shares of our common stock to selected institutional investors at a price of $10.00 per share. We received net proceeds, after deducting offering expenses and fees, of approximately $9,400,000. The investors were also granted an option to purchase an additional 600,000 shares at $10.00 per share. The option was not exercised and expired on February 18, 2011.

•

In July 2011, as part of our cost reduction program, we relocated our corporate headquarters and U.S.-based research and development operations to Newark, California. Our new facilities comprise newly constructed, custom designed laboratory and office space, and house the majority of our U.S. workforce. As previously reported, we estimate annual savings in excess of $1 million from this move.

•

In July 2011, following the affirmative vote of our stockholders at our Annual Meeting, we effected a one-for-ten reverse stock split which reduced the number of shares outstanding from approximately 139 million to approximately 13.9 million.

•

In July 2011, we received notification from The NASDAQ Stock Market that we had regained compliance with the minimum bid price requirement needed to continue listing on the NASDAQ Global Market. The NASDAQ Listing Rules require the Company’s stock to evidence a closing bid price of $1.00 per share or more for ten consecutive days.

•

In September 2011, the California Institute of Regenerative Medicine (CIRM) awarded us a “Disease Team Therapy Development Planning Award” totaling approximately $100,000. We were one of only four companies to be awarded a disease team planning grant. The funds helped us and our collaborators prepare and submit an application for a “Disease Team Therapy Development Research Award” to develop our HuCNS-SC cells as a potential treatment for Alzheimer’s disease. A Research Award may be up to $20 million, payable over four years, to fund preclinical and IND-enabling activities with the aim of starting human clinical trials within a four-year window.

•

In December 2011, we raised total proceeds, net of underwriting discounts and expenses, of approximately $9.2 million through a public offering of 8,000,000 units and 8,000,000 Series B Warrants. The combination of units and Series B Warrants were sold at a public offering price of $1.25 per unit. Each Series B Warrant gives the holder the right to purchase one unit at an exercise price of $1.25 per Unit and is exercisable until May 2, 2012. Each unit consists of one share of our common stock and one Series A Warrant. Each Series A Warrant has a five-year term and gives the holder the right to purchase one share of our common stock at an initial exercise price of $1.40 per share.

Fourth Quarter 2011 Financial Results

For the fourth quarter of 2011, the Company reported a net loss of $7,212,000, or $(0.47) per share, compared with a net loss of $8,957,000, or $(0.70) per share, for the fourth quarter of 2010. Loss from operations in the fourth quarter of 2011 was $7,313,000, which was 5% lower when compared to the $7,706,000 loss from operations in the fourth quarter of 2010. Included in net loss and loss from operations in the fourth quarter of 2011 is a charge of $655,000 for the write-off of an acquired intangible asset.

Total revenue during the fourth quarter of 2011 was $541,000, compared to $699,000 in the same period of 2010. The decrease of 23% from 2010 to 2011 was due to both lower product sales and lower licensing and grant revenues. Total revenues in the fourth quarter of 2010 were higher due to a particularly strong quarter in our SC Proven business as well as the receipt of a milestone payment under a licensing agreement of approximately $438,000 in 2010.

Total operating expenses in the fourth quarter of 2011 were $7,807,000, compared to $8,341,000 in the fourth quarter of 2010. Excluding the impairment of the intangible asset, which is included as an operating expense, total operating expenses in the fourth quarter of 2011 were $7,152,000, or 14% lower than the same period in 2010. In the fourth quarter of 2011, research and development expenses totaled $4,834,000, or 18% less than in the same period of 2010, while selling, general and administrative expenses totaled $2,290,000, or 8% lower. The significant reduction in operating expenses was primarily attributable to the Company’s cost containment efforts, including the reduction in force effected in May 2011.

Other income, net in the fourth quarter of 2011 was $102,000, compared to other expense, net of $1,449,000 in the fourth quarter of 2010. The change from 2010 to 2011 was primarily due to changes in the estimated fair value of warrant liability, as well as the receipt in 2010 of $978,000 in grants under the federal government's Qualifying Therapeutic Discovery Project (QTDP) program.

Full Year 2011 Financial Results

For the full year 2011, the Company reported a net loss of $21,329,000, or $(1.50) per share, compared with a net loss of $25,244,000, or $(2.05) per share, for 2010. Loss from operations was $28,076,000, which was 4% lower when compared to $29,360,000 for 2010. Included in net loss and loss from operations in 2011 is a charge of $655,000 for the write-off of an acquired intangible asset.

Total revenue in 2011 was $1,221,000, compared to total revenue of $1,427,000 reported in 2010. In 2011, however, product sales revenue from the Company's SC Proven line of media and reagents increased 33% over 2010, driven both by higher unit volumes as well as the introduction of new products. Licensing and grant revenue was lower in 2011 primarily due to the receipt of a milestone payment under a licensing agreement of approximately $438,000 in 2010.

Total operating expenses in 2011 were $29,082,000, compared to $30,618,000 in 2010. Excluding the $655,000 write-off of the intangible asset, total operating expenses declined 7% compared to 2010. Research and development expenses in 2011 were $19,938,000, a 5% decrease compared to $21,019,000 in 2010. Selling, general and administrative expenses in 2011 were $8,202,000, a 13% decrease compared to $9,377,000 in 2010. The reduction in operating expenses was primarily attributable to the Company’s cost containment efforts, including the reduction in force effected in May 2011.

Other income in 2011 was $6,748,000, compared with $4,116,000 in 2010. Other income in both periods was primarily driven by a decrease in the estimated fair value of warrant liability, which totaled $6,612,000 in 2011 and $3,005,000 in 2010. Other income in 2010 also included $978,000 in grants received under the QTDP program.

For the full year 2011, cash used in operations totaled $22,058,000, compared to $24,520,000 in 2010. However, in the last six months of 2011, which includes the effect of the reduction in force effected in the second quarter, cash used in operations was slightly less than $9 million.

At December 31, 2011, the Company's cash, cash equivalents and marketable debt securities totaled $16,592,000. In the first quarter of 2012, the Company has also received aggregate gross proceeds of approximately $1.4 million from the exercise of warrants and receipt of a licensing fee. Including these proceeds, the Company’s pro forma cash balance at December 31, 2011, would be approximately $18 million.

Conference Call

StemCells will host a live conference call and webcast today, March 13, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss its financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company's lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. The Company recently completed a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, and the trial data will be reported in late March. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has received authorization from the FDA to initiate a Phase I/II clinical trial in dry age-related macular degeneration (AMD). In addition, the Company is pursuing preclinical studies of its HuCNS-SC cells in Alzheimer's disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospect associated with beginning to detect potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the timing and nature of the final data from the Company’s Phase I clinical study in PMD; the timing of patient dosing and possible outcomes of the Company’s Phase I/II clinical study in spinal cord injury; the Company’s ability to apply for, and possibly secure in 2012, funding from the California Institute of Regenerative Medicine; the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; and the timing and prospects associated with initiating a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in spinal cord injury, PMD, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

David Pitts

Argot Partners

(212) 600-1902

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)
	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011		2010
Revenue:
Revenue from licensing agreements and grants	$395	$519	$558 $		928
Revenue from product sales	146	180	663		499

Total revenue	541	699	1,221		1,427

Cost of product sales	47	64	215		168

Gross profit	494	635	1,006		1,259

Operating expenses:
Research and development	4,834	5,923	19,938		21,019
Selling, general and administrative	2,290	2,487	8,202		9,377
Wind-down expenses	28	(69)	287		222
Impairment of intangible asset	655	—	655		—

Total operating expenses	7,807	8,341	29,082		30,618

Loss from operations	(7,313)	(7,706)	(28,076)		(29,359)

Other income (expense):
Qualifying therapeutic discovery project grant	—	978	—		978
Realized gain on sale of marketable securities	—	—	84		—
Change in fair value of warrant liability	112	(2,179)	6,612		3,005
Interest income (expense), net	(12)	(19)	(57)		(67)
Other income (expense), net	2	(31)	109		199

Total other income (expense), net	102	(1,251)	6,748		4,115

Net loss	$(7,211)	$(8,957)	$(21,328	) $	(25,244)

Basic and diluted net loss per share	$(0.47)	$(0.70)	$(1.50	) $	(2.05)

Shares used to compute basic and diluted loss per share	15,244,718	12,712,402	14,187,885		12,330,299

StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$13,311	$19,708
Marketable securities	3,281	191
Other current assets	796	1,270

Total current assets	17,388	21,169

Property, plant and equipment, net	2,055	2,627
Goodwill and other intangible assets, net	3,906	4,874
Other assets, non-current	1,856	1,932

Total assets	$25,205	$30,602

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	5,653	5,528
Fair value of warrant liability	6,042	6,672
Other non-current liabilities	2,785	2,921
Stockholders' equity	10,725	15,481

Total liabilities and stockholders’ equity	$25,205	$30,602